Exhibit 99.1

Text of Auto-Reply to any employee that sends an email to the NASDAQ OMX internal mailbox entitled Option Exchange Program Questions:

Thank you for your email to the Option Exchange Program Questions mailbox. Please note that NASDAQ OMX will not respond to questions individually; however, each question will be reviewed, and if appropriate, included in an update to the Q&A document that will be posted on the NASDAQ OMX intranet site.

NASDAQ OMX has not initiated the Option Exchange Program. Even though stockholder approval has been obtained, the Company may still decide not to implement the Option Exchange Program or to delay its implementation. If the Option Exchange Program is commenced, NASDAQ OMX will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”). Persons who may be eligible to participate in the Option Exchange Program should read the Tender Offer Statement and other related materials when they become available because they will contain important information about the Option Exchange Program. NASDAQ OMX will deliver the Option Exchange Program documents to all eligible employees free of charge when the Option Exchange Program commences, and NASDAQ OMX’s stockholders and option holders will be able to obtain these written materials and other documents filed by NASDAQ OMX with the SEC free of charge from the SEC’s website at www.sec.gov.